EXHIBIT 99

[DOMINION LOGO]

DOMINION ANNOUNCES RECORD FIRST-QUARTER EARNINGS

  Company reaffirms earnings guidance for 2003 and long-term growth outlook
  Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., April 16, 2003 - Dominion (NYSE: D) announced today consolidated operating earnings for the first quarter ended March 31, 2003, of $471 million ($1.52 per share), compared with operating earnings of $322 million ($1.20 per share) for the same period in 2002. This represents a 27 percent year-over-year increase in operating earnings per share.

First-quarter earnings prepared in accordance with Generally Accepted Accounting Principles (GAAP), or reported earnings, were $508 million ($1.64 per share) compared to $322 million ($1.20 per share) last year. This represents a 37 percent increase in earnings per share.

While reported earnings were higher than operating earnings in the first quarter of 2003, Dominion management believes that the company's operating earnings figure, or reported earnings adjusted for certain items described below, provides a more meaningful representation of the company's fundamental earnings power.

Dominion utilizes operating earnings as the primary performance measurement for external communications with analysts and investors regarding its earnings outlook and results. Internally, Dominion uses operating earnings to measure performance against budget, to report to the Dominion Board of Directors and for the company's profit sharing plan.

Specific items excluded from operating earnings

The net impact of the following items, all shown on an after-tax basis, are included in reported earnings, but are excluded from operating earnings: a $180 million gain (58 cents per share) representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143, Accounting for Asset Retirement Obligations; a $67 million charge (22 cents per share) representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities; a $59 million charge (18 cents per share) resulting from refinancings and impairments at Dominion Fiber Ventures, LLC; and a $17 million charge (6 cents per share) for severance costs related to workforce reductions announced in January.

Thos. E. Capps, chairman, president and chief executive officer, said:

"Dominion's first-quarter financial performance was spectacular. Dominion produced record first-quarter earnings and is in solid position to achieve full-year operating earnings per share of $4.60 to $4.80 in 2003 and 5 to 7 percent growth going-forward. Operating cash flow more than doubled to nearly $900 million compared to about $400 million in the first quarter of last year and the company is on track to produce more than $3 billion in operating cash flow this year, compared to $2.4 billion in 2002."

In reaffirming operating earnings guidance of $4.60 to $4.80 per share, Dominion notes that there could be differences between operating and reported earnings for the remainder of 2003. At this time, Dominion management is not aware of any known and estimable differences beyond those recorded in the first quarter and discussed above.

Capps said: "All of Dominion's core operating units performed very well. However, the biggest drivers of first-quarter financial performance were colder weather, which drove significant increases in demand for our gas and electric products and services, and strong natural gas prices, which helped not only our E&P business, but also the Dominion Energy Clearinghouse. Earnings were strong despite a 4-cent per share negative mark-to-market impact related to the corporate hedge, which effectively will reverse over the course of the year in combination with physical gas sales."

In other first-quarter highlights Dominion:

  Completed the North Anna Unit 2 vessel head replacement, becoming the first U.S. company to successfully complete a nuclear vessel head replacement;
  Received NRC license renewals for the North Anna and Surry nuclear units, extending the operating lives of those units for twenty years;
  Served an additional 40,000 franchise gas and electric utility customers compared to the same period last year, transporting and delivering nearly 20 million megawatt-hours of electricity and more than 166 billion cubic feet of natural gas to the company's 3.9 million franchise customers during the quarter;
  Added nearly 300,000 unregulated retail gas and electric customers to the Dominion Retail unit, increasing the unregulated retail customer base to 1.1 million since the first quarter of 2002;
  Issued more than $2 billion of debt, most of which replaces existing debt, capturing the benefits of the lowest interest rates and corporate bond spreads in recent history; and,
  Continued industry leading drilling program by completing more than 250 net wells in the first quarter.

First-quarter operating earnings breakdown by segment

For comparison purposes, 2002 segment results have been restated to reflect the transfer of the electric transmission operations from Dominion Delivery to Dominion Energy.

Dominion Energy contributed $275 million (89 cents per share) to first-quarter 2003 earnings compared to $156 million (58 cents per share) in the first quarter of 2002. The increase in Dominion Energy's first-quarter 2003 earnings resulted primarily from customer growth and cooler weather in the electric franchise area, performance of the Dominion Energy Clearinghouse and Millstone, and the impact related to corporate hedges of natural gas production, partially offset by a change in the allocation of electric franchise base revenues and share dilution.

Dominion Delivery earned $158 million (51 cents per share) in its first quarter compared to $132 million (49 cents per share) for the same period in 2002. The increase in Dominion Delivery's first-quarter earnings is primarily attributable to customer growth, cooler weather in the electric and gas franchise areas and a change in the allocation of electric franchise base revenues, partially offset by other expenses, performance of the telecommunications business and share dilution.

Dominion Exploration & Production (E&P) contributed $106 million (34 cents per share) to first-quarter 2003 earnings, up from $88 million (33 cents per share) in the first quarter of 2002. The increase in Dominion E&P's first-quarter earnings is primarily attributable to higher average realized prices partially offset by higher expenses, the expiration of Section 29 production tax credits and share dilution.

The operating earnings contribution of the corporate segment, including Dominion Capital, was negative $68 million (22 cents per share) for the quarter, compared to negative $54 million (20 cents per share) in the first quarter of 2002. The change in the corporate segment's operating earnings contribution is attributable to reduced earnings of Dominion Capital partially offset by share dilution. The reported earnings contribution of the corporate segment was negative $31 million (10 cents per share) for the first quarter of 2003, as compared to negative $54 million (20 cents per share) in the first quarter of 2002. The change in the corporate segment's contribution to reported earnings is attributable to the factors noted above, plus the following after-tax items which impacted the first quarter of 2003, as compared to the same period last year: a $180 million gain (58 cents per share) representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143; a $67 million charge (22 cents per share) representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10; a $59 million charge (18 cents per share) from specific items related to Dominion Fiber Ventures, LLC; and a $17 million charge (6 cents per share) related to severance costs for workforce reductions announced in January.

Conference call for investors / media

Dominion will host a conference call for investors today at 10 a.m. EDT to discuss first-quarter earnings in detail. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial 877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors.

A replay of the conference call will be available from approximately 11 a.m. EDT April 16 through 11 p.m. EDT April 23. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 9631248. A replay of the conference call also will be available on the company's investor information home page by the end of the day April 16.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 24,000 megawatts of generation, 6.1 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5 million retail energy customers in nine states. In addition, Dominion owns a managing equity interest in Dominion Fiber Ventures LLC, owner of Dominion Telecom. For more information about Dominion, visit the company's web site at www.dom.com

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counterparty credit risks, risks related to energy trading and marketing, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

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Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156

Dominion Resources, Inc.
Preliminary Earnings Report - Operating Segments
March 2003

(millions, except earnings per share)

	1st Quarter Ended March 31
	2003	2002
Operating Revenues & Income	$3,568	$2,634
Earnings:
Dominion Energy	$ 275	$ 156	(2)
Dominion Delivery	158	132	(2)
Dominion Exploration & Production	106	88
Corporate, Dominion Capital & Other	(68)	(54)
OPERATING EARNINGS (Excluding Specific Items)	$ 471	$ 322
Specific items (1)	37	-
REPORTED NET INCOME	$ 508	$ 322

Common Shares Outstanding (average, diluted)	309.7	269.0

Earnings Per Share (EPS):
Dominion Energy	$0.89	$0.58	(2)
Dominion Delivery	0.51	0.49	(2)
Dominion Exploration & Production	0.34	0.33
Corporate, Dominion Capital & Other	(0.22)	(0.20)
OPERATING EPS (Excluding Specific Items)	$1.52	$1.20
Specific items (1)	0.12	-
REPORTED EPS	$1.64	$1.20

(1) Detail of specific items excluded from operating earnings
Pre-tax
Accounting change - Asset Retirement Obligations	$ 293
Accounting change - Energy Trading and Risk Mgmt Activities	$(110)
Dominion Fiber Ventures - consent and tender of DFV notes	$ (57)
Dominion Fiber Ventures - impairment and equity earnings	$ (44)
Severance costs	$ (29)

After-tax
Accounting change - Asset Retirement Obligations	$180
Accounting change - Energy Trading and Risk Mgmt Activities	$ (67)
Dominion Fiber Ventures - consent and tender of DFV notes	$ (35)
Dominion Fiber Ventures - impairment and equity earnings	$ (24)
Severance costs	$ (17)

EPS impact
Accounting change - Asset Retirement Obligations	$ 0.58
Accounting change - Energy Trading and Risk Mgmt Activities	$(0.22)
Dominion Fiber Ventures - consent and tender of DFV notes	$(0.11)
Dominion Fiber Ventures - impairment and equity earnings	$(0.07)
Severance costs	$(0.06)

(2) Amounts restated for transfer of Dominion's electric transmission operations from Dominion Delivery to Dominion Energy effective January 1, 2003.

Dominion Preliminary 1st Quarter Variance Reconciliation (unaudited)

Reconciling Items	2003 vs. 2002 Reported Earnings Quarter-vs.-Quarter Variance (cents per share)	2003 vs. 2002 Operating Earnings Quarter-vs.-Quarter Variance (cents per share)

Dominion Total ($1.64 per share 1Q'03 vs. $1.20 per share 1Q'02 reported) ($1.52 per share 1Q'03 vs. $1.20 per share 1Q'02 operating)	44	32

Dominion Energy (89 cents per share 1Q'03 vs. 58 cents per share 1Q'02)
Customer growth	2	2
Weather	17	17
Allocation of Virginia Power base revenue	(4)	(4)
Energy Clearinghouse	18	18
Corporate hedges	6	6
Millstone	6	6
Other	(1)	(1)
Share dilution	(13)	(13)
Dominion Energy Total	31	31

Dominion Delivery (51 cents per share 1Q'03 vs. 49 cents per share 1Q'02)
Customer growth	1	1
Weather - electric	7	7
Weather - gas	9	9
Allocation of Virginia Power base revenue	4	4
Telecommunications business	(3)	(3)
O&M expenses	(8)	(8)
Share dilution	(8)	(8)
Dominion Delivery Total	2	2

Dominion E&P (34 cents per share 1Q'03 vs. 33 cents per share 1Q'02)
Average realized prices	21	21
O&M expense	(9)	(9)
Production tax credits (Section 29)	(3)	(3)
Other	(3)	(3)
Share dilution	(5)	(5)
Dominion E&P Total	1	1

Corporate, Dominion Capital & Other (-10 cents per share 1Q'03 vs. -20 cents per share 1Q'02 reported) (-22 cents per share 1Q'03 vs. -20 cents per share 1Q'02 operating)
Dominion Capital	(5)	(5)
Share dilution	3	3
Accounting change - Asset Retirement Obligations	58
Accounting change - Energy Trading and Risk Mgmt Activities	(22)
Dominion Fiber Ventures - consent and tender of DFV notes	(11)
Dominion Fiber Ventures - impairment and equity earnings	(7)
Severance costs	(6)
Corporate, Dominion Capital & Other Total	10	(2)